Exhibit 99.1

Zhongpin Reports Higher Revenues and Lower Net Income for the First Quarter 2013

BEIJING and CHANGGE, China, May 9, 2013 /PRNewswire/ -- Zhongpin Inc. ("Zhongpin" or the "Company," Nasdaq: HOGS), a leading meat and food processing company in the People's Republic of China, today reported higher sales revenues and lower net income for the first quarter ended March 31, 2013 compared with the first quarter 2012.

First quarter 2013 highlights

•	Sales revenues increased 2% to $382.4 million in the first quarter 2013 from $374.1 million in the first quarter 2012 primarily due to higher sales volume of pork products sold at lower average selling prices.

•	Net income decreased 13% to $10.6 million in the first quarter 2013 from $12.2 million in the first quarter 2012 primarily due to higher operating expenses in support of higher sales, more employees to support expansion, higher promotional activities, and higher interest expense, partly offset by higher gross profit. The higher expenses were mainly due to the higher volume of business and intense competitive pressure in the pork market due to the ongoing industry consolidation.

•	Basic earnings per share (based on net income attributable to Zhongpin shareholders) decreased 12% to $0.29 in the first quarter 2013 from $0.33 in the first quarter 2012. Weighted average basic shares outstanding decreased 1% to 37,209,344 shares in the first quarter 2013 from 37,498,563 shares in the first quarter 2012.

•	Diluted earnings per share (based on net income attributable to Zhongpin shareholders) decreased 15% to $0.28 in the first quarter 2013 from $0.33 in the first quarter 2012. Weighted average diluted shares outstanding decreased 1% to 37,278,630 shares in the first quarter 2013 from 37,503,019 shares in the first quarter 2012.

•	As of March 31, 2012, Zhongpin had 40,376,182 shares of common stock issued, of which 37,209,344 were outstanding and 3,166,838 were held as treasury stock.

Mr. Xianfu Zhu, Chairman and Chief Executive Officer of Zhongpin, said, "Our results for the first quarter of 2013 clearly illustrate the intense competitive pressure in the meat industry in China.

"While the demand for all our pork products, measured by our tonnage sold, was up 10.6% in the first quarter 2013 from last year's first quarter, the average price per ton for those products dropped 7.5%. Sequentially, the first quarter 2013 average price for all our pork products was only 1.0% higher than in the fourth quarter 2012.

"Both comparisons are substantially different from the normal seasonal pattern, when the first quarter prices often peak for the year due to the high demand for pork during the Chinese New Year. Those prices reflect strong competition to gain market share that is pressuring prices and financial performance.

"Our gross profit margin increased 0.6 percentage points to 10.1% in the first quarter from 9.5% in the first quarter 2012 primarily due to higher gross profit margins on our prepared pork products and from an increase in the spread between pork prices and hog prices, due to lower hog prices.

"Our operating expenses continued to increase to support higher sales. We added more employees to support expansion and had higher promotional activities and higher interest expense, all mainly due to the higher volume of business and expansion, plus the intense competitive pressure in the pork industry.

"For the year 2013, we expect that the demand for pork in China should remain strong and that Zhongpin's revenues from pork and pork products are likely to increase modestly based on higher tonnage sold at lower average prices compared with 2012. We anticipate that our net profit margin in 2013 will decrease due to increased competition in the industry, the expected increase in labor cost and overheads, and the expected increase in quality assurance and control costs in response to increased importance on food safety placed by the government and customers."

Capacity and market expansions update

Zhongpin is investing approximately $58.5 million to build a new production, research and development, and training complex in Changge, Henan province, excluding the cost of land use rights that it has already obtained. When completed, this new facility is expected to have an annual production capacity of about 100,000 metric tons for prepared pork products. Adjacent to this new production facility, Zhongpin plans to develop a center for research and development, training, and quality assurance and control. Construction for the first phase with a production capacity of approximately 50,000 metric tons for prepared pork products started in the second quarter of 2011 and was completed in the second quarter of 2012. Trial production started in July 2012, and the plant has been in regular production since the end of the third quarter of 2012.

Zhongpin established a joint venture company in June 2011, of which the Company owns 65%, with Henan Xinda Animal Husbandry Company Limited. The joint venture company is financed by capital contributions and bank loans. All capital contributions to the joint venture company have been made. The joint venture company is expected to provide 20,000 sire boars annually. Upon the completion of the building of infrastructures for sire boar breeding in the third quarter of 2012, the joint venture company leased the facility to a third party for an annual rental in the amount of RMB 5.0 million.

Zhongpin is investing approximately $18.0 million in a cold-chain logistics distribution center in Anyang, Henan province. This distribution center will have a temperature-adjustable warehouse with a floor area of approximately 27,000 square meters, processing capacity, a distribution center, and a quality control center. The distribution center will be used for third-party cold-chain logistics service. Zhongpin expects to put this distribution center into operation in the second quarter of 2013.

Zhongpin is investing approximately $87.5 million in a chilled and frozen food processing and distribution center in Kunshan, Jiangsu province, which is near Shanghai. The center will be built in three phases. The first phase will include a processing center, cold-chain logistics center, and business complex. Zhongpin invested about $35.0 million on the first phase that was put into operation in February 2013.

Zhongpin will be investing approximately $47.6 million to build a cold-chain logistics distribution center in Tangshan, Hebei province. This distribution center will have a 27,000 square meter temperature-adjustable warehouse, processing capacity, distribution center, and quality control center. This distribution center will be used for third-party cold-chain logistics service and is expected to be in operation in the fourth quarter of 2013.

As of March 31, 2013, Zhongpin had an annual capacity of 683,760 metric tons for chilled and frozen pork, 176,000 tons for prepared pork products, 20,000 tons for pork oil, and 30,000 tons for vegetables and fruits, for a combined total of 909,760 metric tons. In addition, its annual capacity for sausage casings was 100 million meters, and its annual capacity for the raw material to make heparin sodium was 300 billion units.

Sales revenues in the first quarter 2013

Total sales revenues increased $8.3 million or 2% to $382.4 million in the first quarter 2013 from $374.1 million in the first quarter 2012 primarily due to higher sales volume for pork and pork products sold at lower average selling prices.

The higher revenues resulted mainly from continued increases in the number of retail outlets, geographic expansion of its distribution network and processing facilities, and higher sales to chain restaurants, food service providers, and wholesalers and distributors in China, which were partially offset by lower average pork prices resulting from market fluctuations and industry competition. The following table shows tonnage, sales revenues, and average selling price per metric ton by product division for the first quarters of 2013 and 2012.

	Sales by Product Division (unaudited)
	First quarter ended March 31, 2013			First quarter ended March 31, 2012
	Metric tons	Sales revenues (millions)	Average price per metric ton	Metric tons	Sales revenues (millions)	Average price per metric ton
Pork and Pork Products
Chilled pork	92,349	$243.1	$2,632	87,146	$248.8	$2,855
Frozen pork	25,282	58.6	$2,318	25,523	67.0	$2,625
Prepared pork products	30,657	78.4	$2,557	21,426	55.7	$2,600
Vegetables and Fruits	2,498	2.3	$921	2,906	2.6	$895
Total	150,786	$382.4	$2,536	137,001	$374.1	$2,731

Chilled pork revenues decreased on higher tonnage at lower average prices per metric ton. Chilled pork revenues decreased 2% in the first quarter 2013 from the first quarter 2012. Chilled pork tonnage increased 6% and the average price per metric ton decreased 8% in the first quarter 2013 from the first quarter 2012. The lower revenues from chilled pork were mainly due to lower average selling prices for chilled pork as a result of fluctuations in market prices of chilled pork or chilled pork-related products, partly offset by the higher tonnage sold.

Frozen pork revenues decreased on lower tonnage at lower average prices. Frozen pork revenues decreased 13% in the first quarter 2013 from the first quarter 2012. Frozen pork tonnage decreased 1% and the average price per metric ton decreased 12% in the first quarter 2013 from the first quarter 2012. The lower tonnage in the first quarter 2013 was primarily due to Zhongpin's strategic adjustment of its product mix towards selling less frozen pork, which has a lower profit margin. The average price per metric ton for frozen pork decreased due to fluctuations in the market prices of frozen pork or frozen pork-related products.

Prepared pork revenues increased on higher tonnage at lower average prices. Revenues from prepared pork products increased 41% in the first quarter 2013 from the first quarter 2012. Prepared pork tonnage increased 43% and the average price per metric ton decreased 2% in the first quarter 2013 from the first quarter 2012. Prepared pork products are becoming more important to our business since customers are increasingly demanding them for their flavor and convenience and are willing to pay higher average prices for these products. We plan to gradually increase sales from prepared pork products by increasing our brand recognition and expanding our capacity for these products.

Pork products totaled 99.4% of total sales revenues in the first quarter 2013 and 99.3% in the first quarter 2012.

Geographic coverage and distribution channels

The sales of pork and vegetable products are closely related to the particular regional markets in which our distribution channels are located. Therefore, the increase in metric tons sold in the first quarter 2013 was partly attributable to our efforts to expand our geographic coverage and broaden our distribution channels since 2011.

The following table shows sales revenues by distribution channel. In the first quarter 2013, sales to wholesalers and distributors accounted for 41% of sales revenues, restaurants and food services were 27%, retail channels were 30%, and export and import were 2%.

	Sales Revenues by Distribution Channel (unaudited)
U.S. $ in millions except %	First quarter ended March 31		Net	Percent
	2013	2012	change	change
Wholesalers and distributors	$157.2	$153.7	$3.5	2%
Restaurants and food services	104.6	96.1	8.5	9%
Retail channels	115.3	117.0	(1.7)	(1)%
Export and import	5.3	7.3	(2.0)	(27)%
Total	$382.4	$374.1	$8.3	2%

The increase in sales revenues from different distribution channels was mainly due to the following factors: (a) we have built our brand image and brand recognition through general advertising, display promotions, and sales campaigns; (b) we have increased the number of stores and other channels through which we sell our products; and (c) we believe consumers are placing more importance on food safety considerations and are willing to pay higher prices for safe food products.

As of March 31, 2013, Zhongpin's customers included 158 international and domestic fast food companies in China, 167 processing factories, and 1,392 school cafeterias, factory canteens, hotels, army bases, hospitals, and government departments. As of March 31, 2013, Zhongpin also sold directly to consumers in 3,502 retail outlets, including supermarkets, in China.

The following table shows the retail channels and number of stores and counters that generated sales volume in the first quarters of 2013 and 2012.

	Numbers of Retail Stores and Counters (Generating Sales Volume) (unaudited)
	As of March 31,		Net	Percent
Retail channels	2013	2012	change	change
Showcase stores	152	161	(9)	(6)%
Branded stores	1,497	1,329	168	13%
Supermarket counters	1,853	1,948	(95)	(5)%
Total retail	3,502	3,438	64	2%

Geographic expansion and broader channel coverage together have been important factors in our long-term success, including in the first quarter 2013. The table below shows the number of cities, subdivided by the size, in which we distribute our products through all of our distribution channels at the end of the first quarters of 2013 and 2012.

	Number of Cities by Tier for All Distribution Channels (unaudited)
	As of March 31,		Net	Percent
	2013	2012	change	change
First-tier cities (largest)	29	29	-	0%
Second-tier cities	137	134	3	2%
Third-tier cities	439	435	4	1%
Total cities	605	598	7	1%

Cost of sales and gross profit margin

Cost of sales primarily includes the costs of raw materials, labor costs, and overhead. Of the total cost of sales, the cost of raw materials typically accounts for about 95.5% to 95.8%, overhead typically accounts for 2.7% to 2.8%, and labor costs typically account for 1.5% to 1.7%, with slight variations from period to period. All of our meat products are derived from the same raw materials, which are live hogs. Vegetable and fruit products are purchased from farmers located close to Zhongpin's processing facility in Changge in Henan province. As a result, the purchasing costs of live hogs and vegetables and fruits represent substantially all of the costs of raw materials. The increase in our cost of sales was consistent with but considerably lower than our increase in sales revenues.

	Cost of Sales by Product Division (unaudited)
	First quarter ended March 31, 2013			First quarter ended March 31, 2012
	Metric tons	Cost of sales (millions)	Average cost per metric ton	Metric tons	Cost of sales (millions)	Average cost per metric ton
Pork and Pork Products
Chilled pork	92,349	$221.3	$2,396	87,146	$227.1	$2,606
Frozen pork	25,282	54.8	$2,168	25,523	62.8	$2,461
Prepared pork products	30,657	65.8	$2,146	21,426	46.5	$2,170
Vegetables and Fruits	2,498	2.0	$801	2,906	2.3	$791
Total	150,786	$343.9	$2,281	137,001	$338.7	$2,472

Gross profit margin (gross profit divided by sales revenues) increased to 10.1% in the first quarter 2013 from 9.5% in the first quarter 2012 primarily due to (a) a higher percentage of revenues from prepared pork products, which contribute a higher margin than other products, and (b) an increase in the gap between pork prices over hog prices, with hogs being the bulk of our cost of sales.

General, administrative, and selling expenses

General and administrative expenses increased $1.7 million or 18% to $11.1 million in the first quarter 2013 from $9.4 million in the first quarter 2012. As a percent of revenues, general and administrative expenses increased to 2.9% in the first quarter 2013 from 2.5% in the first quarter 2012. The higher general and administrative expenses in the first quarter 2013 were primarily the result of a $0.2 million increase in bad debt provision due to higher accounts receivable on March 31, 2013, a $0.3 million increase in salary expenses because the average salary paid to employees increased, and a $0.7 million increase in administrative expenses due mainly to higher expenses related to the going private transaction.

Selling expenses increased $2.3 million or 34% to $8.7 million in the first quarter 2013 from $6.4 million in the first quarter 2012. Selling expenses as a percent of revenues increased to 2.3% in the first quarter 2013 from 1.7% in the first quarter 2012. The higher selling expenses were primarily the result of the higher sales of pork and pork products and were primarily due to a $0.3 million increase in salary expenses because of an increase in the average salary paid to employees, $0.8 million increase in promotion expenses for higher promotional activities to compete more effectively in the industry, and a $0.6 million increase in super market management fees.

Interest expense, net

Interest expense, net of interest income, increased $0.7 million or 9% to $8.3 million in the first quarter 2013 from $7.6 million in the first quarter 2012. The increase in interest expense, net of interest income, was primarily due to higher average outstanding loan balances in the first quarter 2013 compared with the first quarter 2012.

Other income and government subsidies

Other income and government subsidies decreased $0.3 million or 20% to $1.2 million in the first quarter 2013 from $1.5 million in the first quarter 2012 primarily due to a $0.2 million decrease in other income and a $0.1 million decrease in government subsidies.

Provision for income taxes

The enterprise income tax rate in China on income generated from the sale of prepared products is 25% and there is no income tax on income generated from the sale of raw products, including raw meat products and raw vegetable and fruit products. The provision for income taxes decreased $0.4 million in the first quarter 2013 from the first quarter 2012 due to higher sales of prepared pork products at lower gross profit margins.

Net income

As a result of the foregoing, net income decreased $1.6 million or 13% to $10.6 million in the first quarter 2013 from $12.2 million in the first quarter 2012. The net profit margin (net income divided by sales revenues) declined to 2.8% in the first quarter 2013 from 3.3% in the first quarter 2012.

Earnings per share

The earnings per share numbers below are based on net income attributable to Zhongpin Inc. shareholders.

Basic earnings per share decreased 12% to $0.29 in the first quarter 2013 from $0.33 in the first quarter 2012. Weighted average basic shares outstanding decreased 1% to 37,209,344 shares in the first quarter 2013 from 37,498,563 shares in the first quarter 2012.

Diluted earnings per share decreased 15% to $0.28 in the first quarter 2013 from $0.33 in the first quarter 2012. Weighted average diluted shares outstanding decreased 1% to 37,278,630 shares in the first quarter 2013 from 37,503,019 shares in the first quarter 2012.

As of March 31, 2013, Zhongpin had 40,376,182 shares of common stock issued, of which 37,209,344 were outstanding and 3,166,838 were held as treasury stock.

Liquidity and capital resources

During the first quarter 2013, Zhongpin's cash and cash equivalents increased by $117.9 million. Cash and cash equivalents (excluding restricted cash) totaled $294.3 million as of March 31, 2013 compared with $176.4 million as of December 31, 2012. As of March 31, 2013, working capital (current assets minus current liabilities) was $31.6 million.

Net cash used in operating activities in the first quarter 2013 was $16.6 million, primarily from net income that provided $10.6 million, depreciation and amortization that provided $6.5 million, a provision for allowance for bad debts that provided $1.9 million, accounts receivable and accounts payable that used a net total of $35.7 million, inventories that provided $3.5 million, deposits from customers that used $2.6 million, and other items that used $0.8 million, net.

Net cash used in investing activities in the first quarter 2013 was $7.7 million for construction in progress, additions to land use rights, and additions to property and equipment.

Net cash provided by financing activities in the first quarter 2013 was $141.4 million, primarily from the proceeds from loans, notes, and bonds, net of repayments, that provided $107.5 million, proceeds from a capital lease obligation that provided $29.5 million, and an increase in restricted cash that provided $4.4 million.

As a result, including the effect from foreign currency exchange rate changes on cash, Zhongpin increased its cash and cash equivalents in the first quarter 2013 by $117.9 million. Cash and cash equivalents on March 31, 2013 totaled $294.3 million compared with $176.4 million as of December 31, 2012.

Zhongpin believes its existing cash and cash equivalents, together with its ability to secure bank borrowings, will be sufficient to finance its investment in new facilities, with budgeted capital expenditures of about $103.5 million over the next 12 months, and to satisfy its working capital needs. It intends to satisfy its short-term debt obligations that mature over the next 12 months through additional short-term bank loans, in most cases by rolling over the maturing loans into new short-term loans with the same lenders as the Company has done in the past.

Conference call and webcast

Zhongpin will host its first quarter 2013 earnings conference call and live webcast at 8:00 a.m. Eastern Daylight Time (New York) on Friday, May 10, 2013, which is also 8:00 p.m. in China and Hong Kong on the same day.

The dial-in details for the live conference call are:

1 866 978 9970	United States toll free
1 800 033 457	Australia toll free
1 855 790 8866	Canada toll free
800 803 6103	China mainland toll free land line
400 681 6405	China mainland (small access fee) mobile
400 658 8165	China mainland (small access fee) mobile
8025 0180	Denmark toll free
0805 631 899	France toll free
3027 5500	Hong Kong local
180 940 6949	Israel toll free
005 3112 2600	Japan toll free
8002 8922	Luxembourg toll free
0800 022 7874	Netherlands toll free
800 120 6122	Singapore local
800 600 667	Spain toll free
0800 279 7785	United Kingdom toll free
1 866 978 9970	United States toll free
+852 3027 5500	International dial-in toll call

326 957#	Live call -- participant access code

The live webcast and archive of the conference call will be available on the Investor Relations section of Zhongpin's website at http://www.zpfood.com/.

A telephone playback of the call will be available after the conclusion of the conference call through 8:00 a.m. Eastern Daylight Time, June 8, 2013.

The dial-in details for the telephone playback are:

1 866 753 0743	United States toll free
1 800 792 965	Australia toll free
1 866 518 1652	Canada toll free
800 876 5016	China mainland toll free land line
8088 6774	Denmark toll free
0800 901 585	France toll free
3027 5520	Hong Kong local
0053 1121 925	Japan toll free
800 852 3586	Singapore toll free
0808 234 7126	United Kingdom toll free
1 866 753 0743	United States toll free
+852 3027 5520	International toll call

145 136#	Playback -- conference reference

About Zhongpin

Zhongpin Inc. is a leading meat and food processing company that specializes in pork and pork products, vegetables, and fruits in China. Its distribution network in China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes 3,502 retail outlets as of March 31, 2013. Zhongpin's export markets include Europe, Hong Kong, and other countries in Asia.

For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com/.

Safe harbor statement

Certain statements in this news release may be forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Zhongpin has based its forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect its business strategy, results of operations, financial condition, and financing needs.

These projections involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as downturns in the Chinese economy, unanticipated changes in product demand, interruptions in the supply of live pigs and or raw pork, the effects of weather on hog feed production, poor performance of the retail distribution network, delivery delays, freezer facility malfunctions, Zhongpin's ability to build and commence new production facilities according to intended timelines, the ability to prepare Zhongpin for growth, the ability to predict Zhongpin's future financial performance and financing ability, changes in regulations, the impacts of the proposed going private transaction, and other information detailed in Zhongpin's filings with the United States Securities and Exchange Commission. These filings are available from http://www.sec.gov/ or from Zhongpin's website at http://www.zpfood.com/.

You are urged to consider these factors carefully in evaluating Zhongpin's forward-looking statements and are cautioned not to place undue reliance on those forward-looking statements, which are qualified in their entirety by this cautionary statement. All information provided in this news release is as of the date of this release. Zhongpin does not undertake any obligation to update any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)
Director of Investor Relations
Telephone +86 10 8455 4188 extension 106 in Beijing
ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)
Chief Financial Officer
Telephone +86 10 8455 4388 in Beijing
warren.wang@zhongpin.com

Christensen

Mr. Victor Kuo (English and Chinese)
Telephone +86 10 5826 4939 in Beijing
vkuo@christensenir.com

Mr. Tom Myers (English)
Mobile +86 139 1141 3520 in Beijing
tmyers@christensenir.com

http://www.zpfood.com/

Financial statements follow.

ZHONGPIN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In U.S.dollars) (Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenues
Sales revenues	$382,358,018	$374,127,384
Cost of sales	(343,913,400)	(338,651,649)
Gross profit	38,444,618	35,475,735
Operating expenses
General and administrative expenses	(11,117,768)	(9,416,975)
Selling expenses	(8,650,157)	(6,437,120)
Research and development expenses	(132,331)	(86,628)
Total operating expenses	(19,900,256)	(15,940,723)
Income from operations	18,544,362	19,535,012
Other income (expense)
Interest expenses, net	(8,289,066)	(7,625,481)
Other income, net	400,325	563,605
Government subsidies	776,718	915,348
Total other expenses	(7,112,023)	(6,146,528)
Net income before taxes	11,432,339	13,388,484
Provision for income taxes	(811,687)	(1,193,329)
Net income after taxes	10,620,652	12,195,155
Net (income) loss attributable to non-controlling interests	(10,938)	2,160
Net income attributable to Zhongpin Inc. shareholders	10,609,714	12,197,315
Foreign currency translation adjustment	1,555,861	582,654
Foreign currency translation adjustment attributable to non-controlling interests	(2,337)	(863)
Foreign currency translation adjustment attributable to Zhongpin Inc. shareholders	1,553,524	581,791
Comprehensive income	12,176,513	12,777,809
Comprehensive (income) loss attributable to non-controlling interests	(13,275)	1,297
Comprehensive income attributable to Zhongpin Inc. shareholders	$12,163,238	$12,779,106
Basic earnings per common share	$0.29	$0.33
Diluted earnings per common share	$0.28	$0.33
Basic weighted average shares outstanding	37,209,344	37,498,563
Diluted weighted average shares outstanding	37,278,630	37,503,019

The accompanying notes are an integral part of these condensed consolidated financial statements.

ZHONGPIN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In U.S.dollars)

	March 31, 2013	December 31, 2012
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$294,315,174	$176,441,332
Restricted cash	105,866,898	109,954,161
Bank notes receivable	102,110,143	72,369,700
Accounts receivable, net of allowance for doubtful accounts of $6,666,258 and $4,775,526	120,800,332	85,167,801
Other receivables, net of allowance for doubtful accounts of $509,084 and $493,484	977,803	865,060
Purchase deposits	7,034,952	6,798,356
Inventories	34,600,019	37,979,226
Prepaid expenses	389,955	449,127
Allowance receivables	958,698	956,166
VAT recoverable	33,410,038	32,719,543
Deferred tax assets	802,297	800,179
Other current assets	699,311	73,413
Total current assets	701,965,620	524,574,064
Long-term investment	478,553	477,289
Property, plant and equipment, net	514,193,986	470,447,775
Deposits for purchase of land use rights	15,389,482	17,285,461
Construction in progress	46,193,135	86,509,865
Land use rights	118,412,570	116,785,769
Other non-current assets	4,452,434	2,554,680
Total assets	$1,401,085,780	$1,218,634,903
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term loans	$246,785,205	$228,632,849
Bank notes payable	209,955,495	219,333,386
Long-term loans - current portion	45,303,004	52,183,597
Short-term financial bonds	95,710,571	-
Capital lease obligation - current portion	7,298,023	-
Accounts payable	13,498,479	11,918,351
Other payables	23,663,592	24,053,321
Accrued liabilities	19,335,514	18,353,887
Deposits from customers	7,343,501	9,935,877
Tax payable	1,396,404	1,778,724
Deferred subsidy - current portion	84,943	84,852
Total current liabilities	670,374,731	566,274,844
Long-term liabilities
Deferred tax liabilities	745,839	743,869
Long-term loans	143,374,475	101,792,652
Capital lease obligation	24,605,501	-
Deferred subsidy - long-term portion	2,371,185	2,386,002
Total liabilities	841,471,731	671,197,367
Equity
Common stock: par value $0.001; 100,000,000 authorized; 40,376,182 and 40,376,182 shares issued as of March 31, 2013 and December 31, 2012; and 37,209,344 and 37,209,344 shares outstanding as of March 31, 2013 and December 31, 2012	40,376	40,376
Additional paid-in capital	240,063,993	240,063,993
Retained earnings	288,878,462	278,268,748
Treasury stock, at cost: 3,166,838 and 3,166,838 shares as of March 31, 2013 and December 31, 2012	(26,225,646)	(26,225,646)
Accumulated other comprehensive income	55,967,484	54,413,960
Total Zhongpin Inc. Shareholders' equity	558,724,669	546,561,431
Non-controlling interests	889,380	876,105
Total shareholders' equity	559,614,049	547,437,536
Total liabilities and shareholders' equity	$1,401,085,780	$1,218,634,903

The accompanying notes are an integral part of these condensed consolidated financial statements.

ZHONGPIN INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S.dollars) (Unaudited)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net income	$10,620,652	$12,195,155
Adjustments to reconcile net income to net cash used in operations:
Depreciation	5,899,289	5,537,984
Amortization of land use rights	644,802	516,966
Provision for allowance for bad debts	1,889,563	1,657,949
Other income	(88,790)	(129,699)
Deferred subsidy	(21,236)	-
Stock-based compensation expense	-	417,749
Changes in operating assets and liabilities:
Accounts receivable	(37,228,084)	(31,521,161)
Other receivables	(124,907)	(950,981)
Purchase deposits	(218,259)	1,489,444
Prepaid expenses	60,153	75,128
Inventories	3,474,455	(13,251,435)
Allowance receivables	-	2,160,068
VAT recoverable	(602,931)	(5,225,549)
Other current assets	(2,023)	(118,029)
Deferred charges	-	1,855
Accounts payable	1,546,201	28,643,061
Other payables	(318,966)	(2,035,430)
Accrued liabilities	933,980	388,216
Taxes payable	(400,248)	373,669
Deposits from customers	(2,614,682)	(3,541,776)
Deposits from customers - long-term portion	-	(338,991)
Net cash used in operating activities	(16,551,031)	(3,655,807)
Cash flows from investing activities:
Deposits for purchase of land use rights	-	(10,555,624)
Construction in progress	(5,413,842)	(11,461,585)
Additions to property and equipment	(2,267,416)	(2,585,772)
Additions to land use rights	(21,559)	-
Proceeds on sale of fixed assets	-	5,905
Net cash used in investing activities	(7,702,817)	(24,597,076)
Cash flows from financing activities:
Proceeds from (repayment of) bank notes, net	(39,447,085)	9,806,307
Proceeds from short-term bank loans	60,524,010	88,785,573
Repayment of short-term bank loans	(43,003,902)	(49,538,008)
Proceeds from long-term loans	54,790,156	7,926,069
Repayment of long-term loans	(20,549,090)	-
Proceeds from short-term financial bonds, net of issuance costs	95,181,970	-
Proceeds from capital lease obligation, net of issuance costs	29,529,346	-
Repayment of capital lease obligation	-	(1,498,250)
Repurchases of common stock	-	(2,812,322)
Increase in restricted cash	4,371,725	-
Net cash provided by financing activities	141,397,130	52,669,369
Effects of rate changes on cash	730,560	226,450
Increase in cash and cash equivalents	117,873,842	24,642,936
Cash and cash equivalents, beginning of period	176,441,332	135,845,095
Cash and cash equivalents, end of period	$294,315,174	$160,488,031
Supplemental disclosures of cash flow information:
Cash paid for interest	$9,596,014	$8,122,027
Cash paid for income taxes	$1,199,986	$819,660

The accompanying notes are an integral part of these condensed consolidated financial statements.